Exhibit 10.1

tRINITY PLACE HOLDINGS INC.

One Syms Way
Secaucus, New Jersey 07094

September 16, 2015

Steven Kahn

Dear Steve:

Trinity Place Holdings Inc., a Delaware corporation (the “Company”), is pleased to offer you employment with the Company on the terms described below.

1. Position. You will start in a full-time position as Chief Financial Officer and will report to the Company’s Chief Executive Officer (the “CEO”). Your primary duties will be to plan, implement, manage and control all accounting, tax and financial-related activities of the Company.  By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.

2. Compensation and Employee Benefits.

(a) Salary. You will be paid a starting salary at the rate of $290,000 per year, payable on the Company’s regular payroll dates.

(b) 2015 Bonus. You will receive a cash bonus of $25,000 for 2015, which will be paid during the first two months of 2016, provided that you are employed on the payment date.

(c) Annual Discretionary Bonus. During your employment with the Company, the Company may, in its sole discretions, grant you a bonus with respect to any year taking into account the performance of the Company and your performance for such year. Any such bonus may be payable in cash and/or restricted stock, as determined by the Company.

(d) Benefits. As a regular employee of the Company you will be eligible to participate in Company-sponsored health insurance and other benefits generally available to executives of the Company, as such benefits may be in effect from time to time. In addition to all paid holidays and personal days given by the Company to its employees generally, you will be eligible for three weeks’ vacation per year.

3. Equity Grant. You will be granted 30,000 restricted stock units (the “RSUs”). The grant will be subject to the terms and conditions as described in the applicable restricted stock unit agreement, which you will be required to sign. You will vest in 10,000 of the RSUs on each of the first three anniversaries of your first day of employment with the Company, provided that you are employed with the Company on the applicable vesting date. Your withholding tax obligations shall be satisfied through the deduction of shares of Company common stock that you would otherwise be entitled to upon the vesting of the RSUs. You should consult with your own tax advisor concerning the tax consequences associated with the RSUs. If your employment is terminated by the Company without Cause (as defined below), the portion of the RSUs that would have vested on the vesting date immediately following such termination shall vest. If, your employment with the Company is terminated by the Company without Cause within six months following a change of control of the Company (as defined in the applicable plan or award agreement), all of the unvested RSUs will immediately vest.

4. Severance. If your employment with the Company is terminated by the Company without Cause (as reasonably determined by the Company), the Company will pay you a minimum severance amount equal to the product of your weekly salary multiplied by 12. Such severance amount shall be paid to you in installments on regular payroll dates. For purposes of this letter, “Cause” means (i) any breach by you of this letter, the Confidential Information and Invention Assignment Agreement , or any other written agreement between you and the Company; (ii) any failure by you to comply with the Company’s written policies or rules, as they may be in effect from time to time during your employment, if such failure causes material harm to the Company; (iii) your failure to follow reasonable and lawful instructions from the CEO; (iv) commission by you of a felony under the laws of the United States or any State; (v) your misappropriation of funds or property of the Company; (vi) neglect of your duties; or (vii) any gross or willful misconduct by you resulting in a material loss to the Company or material damage to your reputation or the reputation of the Company; provided however, if any such event described in clause (i), (ii), (iii), (vi) or (vii) occurs and is reasonably curable, no termination for Cause shall be made unless you fail to cure such event promptly and in no event later than ten days after written notice thereof is given to you by the CEO.

5. Release of Claims. As a condition to your entitlement to the accelerated vesting of the RSUs pursuant to Section 3 hereof and to the severance payments pursuant to Section 4 hereof, you must execute and deliver to the Company within 25 days after the termination of your employment a general release of all claims you may have against the Company and certain other parties in the form provided to you by the Company and, if applicable, not revoke the release. If the released is timely executed and delivered to the Company and not revoked, the accelerated vesting of your RSUs and the commencement of severance payments shall occur on the 35th day after the termination of your employment.

6. Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Invention Assignment Agreement.

7. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without Cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company [on this term.] Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

8. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. During your employment with the Company, you will devote all of your business time, best efforts and business judgment, skill and knowledge to the advancement of the Company’s interests and to the discharge of your duties and responsibilities under this Agreement. You shall abide by all legal, professional, ethical and Company requirements, rules, regulations, policies and practices applicable to your work. The Company expects you to abide by all such restrictions or obligations and to avoid any act that could pose a conflict as a result of confidential, proprietary or trade secret information obtained by you prior to your employment by the Company. By agreeing to become employed by the Company, you represent that none of these restrictions or obligations is inconsistent with your serving as an employee of the Company.

9. Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

10. Miscellaneous.

(a) Governing Law. The validity, interpretation, construction and performance of this letter, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of state of New York, without giving effect to principles of conflicts of law.

(b) Entire Agreement. This letter sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

(c) Counterparts. This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement.

(d) Electronic Delivery. The Company may, in its sole discretion, decide to deliver to you by email or any other electronic means any documents or notices related to this letter, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws. You hereby consent to receive such documents and notices by such electronic delivery and agree to participate through any on-line or electronic system that may be established and maintained by the Company or a third party designated by the Company.

11. Taxes. The Company makes no representations regarding the tax implications of the compensation and benefits to be paid under this letter, including, without limitation, under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable administrative guidance and regulations. It is the intention of both you and the Company that payments under this offer letter be interpreted to be exempt from, or in compliance with, Section 409A and accordingly, to the maximum extent permitted, this letter shall be interpreted to be exempt from, or in compliance with, Section 409A. To the extent any payments or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment shall be restructured, to the extent possible, in a manner reasonably determined by the Company and you that does not cause such an accelerated or additional tax. Each payment made under this letter shall be designated as a “separate payment” within the meaning of Section 409A. If, as of the date of your employment termination, you are a “specified employee” as determined by the Company, then to the extent that any amount or benefit that would be paid or provided to you under this letter within six (6) months of your “separation from service” (as determined under Section 409A) constitutes an amount of deferred compensation for purposes of Section 409A and is considered for purposes of Section 409A to be owed to you by virtue of your separation from service, then such amount or benefit will not be paid or provided during the six-month period following the date of your separation from service and instead shall be paid or provided on the first business day that is at least seven (7) months following the date of your separation from service, except to the extent that, in the Company’s reasonable judgment, payment during such six-month period would not cause you to incur additional tax, interest or penalties under Section 409A.

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We are delighted to extend to you this offer and look forward to working with you. If you wish to accept this offer, please sign and date both the enclosed duplicate original of this letter and the enclosed Confidential Information and Invention Assignment Agreement and return them to me. As required, by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the close of business on September 16th, 2015.

We look forward to having you join us no later than September 21st, 2015.

Very truly yours,

TRINITY PLACE HOLDINGS INC.

By:	/s/ Matthew Messinger
(Signature)

Name:	Matthew Messinger
Title:	President and Chief Executive Officer

ACCEPTED AND AGREED:

STEVEN KAHN

/s/ Steven Kahn
(Signature)

9/16/15
Date

Anticipated Start Date: 9/21/15

Attachment A: Confidential Information and Invention Assignment Agreement

Attachment A

TRINITY PLACE HOLDINGS INC.

CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT

Employee Name: Steven Kahn

Effective Date: 9/16, 2015

As a condition of my becoming employed (or my employment being continued) by Trinity Place Holdings Inc., a Delaware corporation, or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

I.	Confidential Information.

A.	Protection of Information. I agree, at all times during my employment relationship with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to the extent necessary to perform my obligations to the Company, and not to disclose to any person, firm, corporation or other entity, without written authorization from the Company in each instance, any Confidential Information (as defined below) that I obtain, access or create during the term of my employment relationship, whether or not during working hours, until such Confidential Information becomes publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved. I further agree not to make copies of such Confidential Information except as authorized by the Company.

B.	Confidential Information. I understand that “Confidential Information” means information and physical material not generally known or available outside the Company and information and physical material entrusted to the Company in confidence by third parties. Confidential Information includes, without limitation: (i) Company Inventions (as defined below); (ii) technical data, trade secrets, know-how, research, product or service ideas or plans, software codes and designs, developments, inventions, laboratory notebooks, processes, formulas, techniques, engineering designs and drawings, hardware configuration information, lists of, or information relating to, employees and consultants of the Company (including, but not limited to, the names, contact information, jobs, compensation, and expertise of such employees and consultants), lists of, or information relating to, suppliers and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during my employment relationship), price lists, pricing methodologies, cost data, market share data, marketing plans, licenses, contract information, business plans, financial forecasts, historical financial data, budgets or other business information disclosed to me by the Company either directly or indirectly, whether in writing, electronically, orally, or by observation.

C.	Third Party Information. My agreements in this Section I are intended to be for the benefit of the Company and any third party that has entrusted information or physical material to the Company in confidence.

D.	Other Rights. This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the protection of trade secrets or confidential or proprietary information.

II.	Ownership of Inventions.

A.	Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a complete list describing with particularity all Inventions (as defined below) that, as of the Effective Date, belong solely to me or belong to me jointly with others, and that relate in any way to any of the Company's proposed businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Inventions at the time of signing this Agreement.

B.	Use or Incorporation of Inventions. If in the course of my employment relationship, I use or incorporate into a product, process or machine any Invention not covered by Section II.D below in which I have an interest, I will promptly so inform the Company. Whether or not I give such notice, I hereby irrevocably grant to the Company a nonexclusive, fully paid-up, royalty-free, assumable, perpetual, worldwide license, with right to transfer and to sublicense, to practice and exploit such Invention and to make, have made, copy, modify, make derivative works of, use, sell, import, and otherwise distribute under all applicable intellectual properties without restriction of any kind.

C.	Inventions. I understand that “Inventions” means discoveries, developments, concepts, designs, ideas, know how, improvements, inventions, trade secrets and/or original works of authorship, whether or not patentable, copyrightable or otherwise legally protectable. I understand this includes, but is not limited to, any new product, machine, article of manufacture, biological material, method, procedure, process, technique, use, equipment, device, apparatus, system, compound, formulation, composition of matter, design or configuration of any kind, or any improvement thereon. I understand that “Company Inventions” means any and all Inventions that I may solely or jointly author, discover, develop, conceive, or reduce to practice during the period of my employment relationship, except as otherwise provided in Section II.G below.

D.	Assignment of Company Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title and interest throughout the world in and to any and all Company Inventions. I further acknowledge that all Company Inventions that are made by me (solely or jointly with others) within the scope of and during the period of my employment relationship are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by my salary. I hereby waive and irrevocably quitclaim to the Company or its designee any and all claims, of any nature whatsoever, that I now have or may hereafter have for infringement of any and all Company Inventions.

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E.	Maintenance of Records. I agree to keep and maintain adequate and current written records of all Company Inventions made by me (solely or jointly with others) during the term of my employment relationship. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, or any other format. The records will be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company's place of business except as expressly permitted by Company policy which may, from time to time, be revised in the sole discretion of the Company for the purpose of furthering the Company's business. I agree to deliver all such records (including any copies thereof) to the Company at the time of termination of my employment relationship as provided for in Section III below.

F.	Patent and Copyright Rights. I agree to assist the Company, or its designee, at its expense, in every proper way to secure the Company's, or its designee's, rights in the Company Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive such rights, and in order to assign and convey to the Company or its designee, and any successors, assigns and nominees the sole and exclusive right, title and interest in and to such Company Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue during and at all times after the end of my employment relationship and until the expiration of the last such intellectual property right to expire in any country of the world. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters of patents, copyright, mask work and other registrations related to such Company Inventions. This power of attorney is coupled with an interest and shall not be affected by my subsequent incapacity.

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G.	Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company will exclude any inventions that I developed entirely on my own time without using the Company’s equipment, supplies, facilities, or trade secret infraction, and that do not either relate at the time of conception or reduction to practice of the invention either to the Company’s business, or actual or demonstrably anticipated research or development of the Company, or resulting from any work performed by me for the Company.

III.	Company Property; Returning Company Documents. I acknowledge and agree that I have no expectation of privacy with respect to the Company's telecommunications, networking or information processing systems (including, without limitation, files, e-mail messages, and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice. I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. I agree that, at the time of termination of my employment relationship, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me pursuant to my employment relationship or otherwise belonging to the Company, its successors or assigns. I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit B; however, my failure to sign and deliver the Termination Certification shall in no way diminish my continuing obligations under this Agreement.

IV.	Notice to Third Parties. I understand and agree that the Company may, with or without prior notice to me and during or after the term of my employment relationship, notify third parties of my agreements and obligations under this Agreement. I further agree to notify any subsequent employer about my obligations under this Agreement.

V.	Representations and Covenants.

A.	Facilitation of Agreement. I agree to execute promptly, both during and after the end of my employment relationship, any proper oath, and to verify any proper document, required to carry out the terms of this Agreement, upon the Company's written request to do so.

B.	No Conflicts. I represent that my performance of all the terms of this Agreement does not and will not breach any agreement I have entered into, or will enter into, with any third party, including without limitation any agreement to keep in confidence proprietary information or materials acquired by me in confidence or in trust prior to or during my employment relationship. I will not disclose to the Company or use any inventions, confidential or non-public proprietary information or material belonging to any previous client, employer or any other party. I will not induce the Company to use any inventions, confidential or non-public proprietary information, or material belonging to any previous client, employer or any other party. I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.

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C.	Voluntary Execution. I certify and acknowledge that I have carefully read all of the provisions of this Agreement, that I understand and have voluntarily accepted such provisions, and that I will fully and faithfully comply with such provisions.

VI.	General Provisions.

A.	Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York, without giving effect to the principles of conflict of laws.

B.	Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to its subject matter and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any right under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

C.	Severability. If any provision of this Agreement are deemed void or unenforceable to any extent in any context, such provision shall nevertheless be enforced to the fullest extent allowed by law in that and other contexts, and the validity and force of the remainder of this Agreement shall not be affected.

D.	Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and my successors and assigns, and will be for the benefit of the Company, its successors, and its assigns.

E.	Remedies. I acknowledge and agree that violation of this Agreement by me may cause the Company irreparable harm, and therefore agree that the Company will be entitled to seek extraordinary relief in court, including, but not limited to, temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security, in addition to and without prejudice to any other rights or remedies that the Company may have for a breach of this Agreement.

F.	Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

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The parties have executed this Agreement on the respective dates set forth below, to be effective as of the Effective Date first above written.

the company:

TRINITY PLACE HOLDING INC.

By:

/s/ Matthew Messinger
(Signature)

Name:	Matthew Messinger

Title:	President and Chief Executive Officer

Address:
717 Fifth Ave, Suite 1303
New York, NY 10022
Fax:

Date:	9/16/15

Employee:

/s/ Steven Kahn
Steven Kahn

Address:

Fax:

Date:	9/16/15

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EXHIBIT A

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP
EXCLUDED UNDER SECTION II.A

Title	Date	Identifying Number or Brief Description

None

X	No inventions, improvements, or original works of authorship

Additional sheets attached

/s/ Steven Kahn
STEVEN KAHN

Date: 9/16/15

EXHIBIT B

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to Trinity Place Holding Inc., a Delaware corporation, its subsidiaries, affiliates, successors or assigns (collectively, the “Company”).

I further certify that I have complied with all the terms of the Company's Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any Inventions (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

EMPLOYEE:

Steven Kahn

Date: